ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement") is entered into as of September 28, 2007, by and among ADVANCED VEHICLE SYSTEMS, LLC, a Florida Limited Liability Company, (hereinafter referred to as "AVS"), Barbara Wortley, individually, and LAW ENFORCEMENT ASSOCIATES CORPORATION, a Nevada corporation, (hereinafter referred to as "LEA");

WHEREAS, Barbara Wortley currently controls AVS which is a company which manufactures and sells surveillance vans; and

WHEREAS, AVS desires to sell, and LEA desires to buy certain assets of AVS; and

WHEREAS, there is currently pending a lawsuit in the Circuit Court of Broward County, Florida, Circuit Court Case No. 05-013630 CAGE 04 (the "Case"), wherein AVS and Barbara Wortley, amongst other, are Plaintiffs amongst others and LEA is a Defendant; and

WHEREAS, the parties are desirous of settling the Case.

NOW THEREFORE, in consideration of the mutual agreements, representations and warranties in this Agreement, the parties agree as follows:

1.
ASSETS PURCHASED. Subject to all other terms and conditions set forth herein, on the Closing Date, AVS shall sell, convey, transfer and assign to LEA and LEA shall purchase from AVS those certain limited assets of AVS, as set forth in Exhibit A attached hereto, which assets include all of AVS' designs, drawings and intellectual property rights. It is understood that the assets do not constitute more than 50% of the assets of AVS. In addition, LEA shall purchase certain usable inventory on hand of AVS. The term "usable inventory" shall be defined as those assets which may be immediately used by. LEA, are in good condition, not damaged and which are not obsolete.

2.
PURCHASE PRICE. The purchase price for the Assets shall be: (1) 375,000 shares of LEA's restricted common stock which shall be issuable upon the closing; (2) AVS' cost of the usable inventory purchased; and (3) and the granting to Barbara Wortley of the put option described in Section 12 below.

3.	ISSUANCE OF ADDITIONAL SHARES. In addition, LEA shall issue Barbara Wortley 25,000 shares in consideration of Wortley causing the dismissal of the Suit, with prejudice.

4.	AVS' REPRESENTATIONS AND WARRANTIES. AVS represents and warrants to LEA as follows:

A.	AVS holds good and marketable title to the Assets, free and clear of all restrictions, liens and encumbrances.

B.	Neither Barbara Wortley nor any other person or entity has any interest in the assets being sold by AVS to LEA.

C.
AVS has not employed any broker or finder in connection with the transactions contemplated by this Agreement, or taken action that would give rise to a valid claim against any party for a brokerage commission, finder's fee, or other like payment.

D.
The execution and delivery of this Agreement by AVS and the consummation of the contemplated transactions, will not result in the creation or imposition of any valid lien, charge, or encumbrance on any of the Assets, and will not require the authorization, consent, or approval of any third party, including any governmental subdivision or regulatory agency.

E.
AVS has no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against AVS or its Assets that might result in any material adverse change in the business or condition of the Assets being conveyed under this Agreement.

F.
None of the representations or warranties of AVS contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading. AVS knows of no fact that has resulted, or will result in a material change in the business, operations, or assets of AVS.

5.	REPRESENTATIONS OF LEA. LEA represents and warrants as follows:

A.
LEA is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. LEA has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

B.
The execution, delivery, and performance of this Agreement has been duly authorized and approved by the Board of Directors of LEA, and this Agreement constitutes a valid and binding Agreement of LEA in accordance with its terms.

C.
LEA has not employed any broker or finder in connection with the transaction contemplated by this Agreement and has taken no action that would give rise to a valid claim against any party for a brokerage commission, finder's fee, or other like payment.

D.
None of the representations or warranties of LEA contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the statements contained herein not misleading.

6.	COVENANTS OF AVS. AVS agrees that between the date of this Agreement and the Closing Date, AVS will:

A.
Continue to operate its business in the usual and ordinary course and in substantial conformity with all applicable laws, ordinances, regulations, rules, or orders, and will use its best efforts to preserve the continued operation of its business with its customers, suppliers, and others having business relations with AVS.

B.
Not assign, sell, lease, or otherwise transfer or dispose of the Assets, whether now owned or hereafter acquired, except in the normal and ordinary course of business and in connection with its normal operation.

C.	Maintain all of the Assets other than inventories in their present condition, reasonable wear and tear and ordinary usage excepted.

D.
AVS will use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of the obligations of AVS under this Agreement, and will do all acts and things as may be required to carry out their respective obligations under this Agreement and to consummate and complete this Agreement.

7.	COVENANTS OF LEA.

A.
LEA will use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of LEA's obligations under this Agreement, and shall do all acts and things as may be required to carry out LEA's obligations and to consummate this Agreement.

B.
If for any reason the sale of Assets is not closed, LEA will not disclose to third parties any confidential information received from AVS in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement.

8.
CONDITIONS PRECEDENT TO LEA'S OBLIGATIONS. The obligation of LEA to purchase the Assets is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or portion of which may be waived in writing by LEA:

A.
All representations and warranties made in this Agreement by AVS shall be true, in all material respects, as of the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date, and, as of the Closing Date, AVS shall not have violated or shall have failed to perform in any material way, in accordance with any covenant contained in this Agreement.

B.	There shall have been no material adverse change in the manner of operation of the AVS's business prior to the Closing Date.

C.	At closing, AVS and Wortley shall cause the Case to be dismissed with prejudice.

D.
At the Closing Date no suit, action, or other proceeding shall have been threatened or instituted to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the contemplated transactions.

9.
CONDITIONS PRECEDENT TO OBLIGATIONS OF AVS. The obligations of AVS to Close this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or a portion of which may be waived in writing by AVS:

A.
All representations and warranties made in this Agreement by LEA shall be true as of the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date, and LEA shall not have violated or shall not have failed to perform in accordance with any covenant contained in this Agreement.

10.
INDEMNIFICATION AND SURVIVAL. All representations and warranties made in this Agreement shall survive the Closing of this Agreement, except that any party to whom a representation or warranty has been made in this Agreement shall be deemed to have waived any misrepresentation or breach of representation or warranty of which such party had knowledge prior to Closing. Any party learning of a misrepresentation or breach of representation or warranty under this Agreement shall immediately give written notice thereof to all other parties to this Agreement. The representations and warranties in this Agreement shall terminate two years from the Closing Date, and such representations or warranties shall thereafter be without force or effect, except any claim with respect to which notice has been given to the party to be charged prior to such expiration date. AVS hereby agrees to indemnify and hold LEA, it successors, and assigns harmless from and against any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of AVS under this Agreement.

11.
CLOSING. This Agreement shall be closed on or before October 15, 2007, or at such other time at such place that the parties may agree to in writing. If Closing has not occurred on or prior to that time, then any party may elect to terminate this Agreement. If, however, the Closing has not occurred because of a breach of contract by one or more parties, the breaching party or parties shall remain liable for breach of contract.

A.	At the Closing and coincidentally with the performance by LEA of its obligations described herein, AVS shall deliver to LEA the following:

1.	Bill of Sale for the Assets and all documents necessary to transfer any titles to any asset purchased.

2.	All other documents called for in this Agreement and such other documents that LEA and its counsel may reasonably require.

B.	At the Closing and coincidentally with the performance by AVS of its obligations described herein, LEA shall deliver to AVS the following:

1.	The Shares or a copy of instructions to LEA's transfer agent instructing it to issue the Shares.

2.	A wire transfer to AVS in an amount equal to the cost of, in accordance with GAAP, the usable inventory, of AVS purchased by LEA.

12.
DEMAND OPTION. As further consideration of the purchase of the AVS assets herein, Wortley shall be granted the right to demand that LEA purchase up to 1,200,000 shares of common stock owned by Wortley on August 1, 2009 at a price of $1.25 per share. In order to exercise this right Wortley must make a demand in writing to LEA at least 10 days prior to the demand date to purchase 1,200,000 Shares. If Wortley fails to give such written notice, LEA shall have no obligation to purchase any Shares from Wortley.

13.	ATTORNEYS. Wortley and AVS represent and warrant that they have had the opportunity to be represented by independent counsel and that Eric P. Littman has represented only LEA in this transaction.

14.
GOVERNING LAW. This Agreement and any matters arising out of or related to this Agreement will be governed by the laws of the State of North Carolina. If any action is brought among the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues, the parties irrevocably waive their right to a trial by jury. Exclusive jurisdiction and venue for any such action shall be the State Courts of North Carolina.

15.
ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties, and supersedes all prior agreements, representations and understandings of the parties, relating to the subject matter of this Agreement.

16.
FURTHER ACTIONS. Each party agrees that after the delivery of this Agreement it or he will execute and deliver such further documents and do such further acts and things as another party may reasonably request in order to carry out the terms of this Agreement.

17.	AMENDMENT. No supplement to or amendment of this Agreement will be binding unless executed in writing by AVS and LEA.

18.
SUCCESSORS AND ASSIGNS. This Agreement will be binding on, and will inure to the benefit of, the parties and their respective successors and assigns, and shall not confer any rights or remedies on any other Persons.

19.
COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed a valid, original agreement, but all of which together will constitute one and the same instrument.

20.
SEVERABILITY. If any provision of this Agreement or its application to any Person or circumstances is held to be unenforceable or invalid by any court of competent jurisdiction, its other applications and the remaining provisions of this Agreement will be interpreted so as best reasonably to effect the intent of the parties.

21.
ATTORNEYS' FEES. Each party will pay its or his own legal fees and other expenses in connection with the preparation of this Agreement and the sale of Assets in accordance with this Agreement. However, if any legal action or other proceeding is brought for the enforcement of this Agreement, or because or arising out of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party will be entitled to recover reasonable attorneys fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or he may be entitled.

22.
NOTICES. All notices, requests, demands, and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by hand, by overnight courier, or fax, or two days after being mailed by certified or registered mail, return receipt requested, with postage prepaid:

If to LEA:	Paul Feldman, President
100A Hunter Place
Youngsville, NC 27596

Copy to:	Eric P. Littman, Esquire
7695 S.W. 104th Street
Suite 210
Miami, FL 33156

If to AVS and Wotley:	637 N.W. 12* Avenue
Deerfield Beach, FL 33442

23.
WAIVERS. Any provision of this Agreement may be waived at anytime by the party entitled to the benefit thereof by a written instrument executed by the party or by a duly authorized officerof the party. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.

SIGNATURES

BUYER	SELLER

LAW ENFORCEMENT ASSOCIATES CORPORATION,	ADVANCED VEHICLE SYSTEMS LW

/s/ Paul Fieldman	/s/ Barbara Wortley
Paul Fieldman	Barbara Wortley
President	Manager

/s/ Barbara Wortley
Barbara Wortley
Individually